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                                                                    Exhibit 99.1

February 18, 1998

                             FOR IMMEDIATE RELEASE

                DSSI (OTC-DSSC) Completes Merger, New Management


DSSI Corp. of West Chester, Pa. today announced that its shareholders have approved a new slate of officers and directors, approved the sale of a majority stock position to Dallas, Tx. investor Michael Blumenfeld (who has been named the new CEO), and a change in its business operations from drug testing to the manufacture and distribution of sports equipment. DSSI has acquired the assets of Collegiate Pacific Inc. of Dallas, Tx. which was formerly owned by Mr. Blumenfeld and will change its corporate name immediately to Collegiate Pacific. The company's headquarters have effectively been moved to Dallas, Tx. The company stated that it would seek to list its shares on NASDAQ or the American Stock Exchange as soon as practical.

Michael Blumenfeld stated "we expect the development of Collegiate Pacific to accelerate as the result of now becoming a public company. Through the capital infusion by myself and former shareholders we have created a very strong financial platform from which to expand. We have been and will continue to pursue a variety of transactions such as joint ventures, acquisitions, licensing and exclusive marketing relationships. We currently expect our new customer growth rate to approach 1,000 accounts per month which would produce annual revenue growth of 50-100%".

Collegiate Pacific manufactures and distributes a wide variety of sports equipment to the institutional markets generating the majority of its revenues from responses to its catalogs and other mass marketing programs.

For additional information contact Michael Blumenfeld at 972-243-8100.